EXHIBIT 10.12

CERTAIN INFORMATION INDICATED BY [***] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

Standard Form of Agreement Between

Owner and Design-Builder - Lump Sum

This document has important legal consequences. Consultation with an attorney is recommended with respect to its completion or modification.

This AGREEMENT is made as of the 28th day of September in the year of 2005, by and between the following parties, for services in connection with the Project identified below.

OWNER:

(Name and address)

Heron Lake BioEnergy, LLC

201 10th Street

PO Box 198

Heron Lake, MN 56137

DESIGN-BUILDER:

(Name and address)

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN 56241

PROJECT:

(Include Project name and location

as it will appear in the Contract

Documents)

50 MGY Coal-fired Dry Grind Ethanol Plant

In consideration of the mutual covenants and obligations contained herein, Owner and Design-Builder agree as set forth herein.

Article 1

Scope of Work

1.1          Design-Builder shall perform all design and construction services, and provide all material, equipment, tools and labor, necessary to complete the Work described in and reasonably inferable from the Contract Documents.

Article 2

Contract Documents

2.1          The Contract Documents are comprised of the following:

.1             All written modifications, amendments and change orders to this Agreement issued in accordance with DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (1998 Edition) (“General Conditions of Contract”);

.2             This Agreement, including all exhibits and attachments, executed by Owner and Design-Builder, said Exhibits being:

Exhibit A - Performance Guarantee Criteria – (2) Pages;

Exhibit B - General Project Scope - (3) Pages;

Exhibit C –Owner’s Responsibilities - (7) Pages;

Exhibit D – License of Proprietary Property of ICM, Inc. – (6) Pages;

Exhibit E – Start-up Services to be Provided to Owner (1) Page;

Exhibit F – Project Schedule;

Exhibit G – Letter Agreement between Owner and Design-Builder;

Exhibit H – Letter Agreement #2 between Owner and Design-Builder.

.3             Written Supplementary Conditions, consisting of three pages, to the General Conditions of Contract;

.4             The General Conditions of Contract;

.5             Preliminary Construction Documents prepared by Design-Builder; and

.6             The following other documents, if any:  N/A

Article 3

Interpretation and Intent

3.1          The Contract Documents are intended to permit the parties to complete the Work and all obligations required by the Contract Documents within the Contract Time(s) for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards. In the event of any inconsistency, conflict, or ambiguity between or among the Contract Documents, the Contract Documents shall take precedence in the order in which they are listed in Section 2.1 hereof.

3.2          Terms, words and phrases used in the Contract Documents, including this Agreement, shall have the meanings given them in the Supplementary Conditions and General Conditions of Contract.

3.3          The Contract Documents form the entire agreement between Owner and Design-Builder and by incorporation herein are as fully binding on the parties as if repeated herein. The Contract Documents supercede any prior letters of intent between the parties, and such letters of intent are now null and void. No oral representations or other agreements have been made by the parties except as specifically stated in the Contract Documents.

Article 4

Ownership of Work Product

4.1          Work Product. All drawings, specifications and other documents and electronic data furnished by Design-Builder to Owner under this Agreement (“Work Product”) are deemed to be instruments of service and Design-Builder shall retain the ownership and property interests therein, including the copyrights thereto.

4.2          Owner’s Limited License Upon Payment in Full. Upon Owner’s payment in full for all Work performed under the Contract Documents, Design-Builder shall vest in Owner a limited license to use the Work Product in connection with Owner’s occupancy and repair of the Project and Design-Builder shall provide Owner with a copy of the “as built” plans, conditioned on Owner’s express understanding that its use of the Work Product and its acceptance of the “as built” plans is at Owner’s sole risk and without liability or legal exposure to Design-Builder or anyone working by or through Design-Builder, including Design Consultants of any tier (collectively the “Indemnified Parties”), provided, however, that any performance guarantees and warranties (of equipment or otherwise) shall remain in effect according to the terms of this Agreement. Owner shall be entitled to use the Work Product for the purpose relating to this Project, but shall not be entitled to use the Work Product on any other projects, including expansion of this Project. The limited license to use the Work Product granted herein by Design-Builder to Owner shall be governed by and construed in accordance with the same terms and provisions contained in the License Agreement between Owner and ICM, attached hereto as Exhibit D and incorporated herein by reference thereto, except (i) references in such License Agreement to ICM and Proprietary Property shall refer to Design-Builder and Work Product, respectively, (ii) the laws of the State of Minnesota shall govern such limited license, and (iii) the arbitration provisions contained in Article 10 of the General Conditions shall apply to any breach or threatened breach of Owner’s duties or obligations under such limited license other than Design-Builder shall have the right to seek injunctive relief in a court of competent jurisdiction against Owner or its Representatives for any such breach or threatened breach. Design-Builder is utilizing certain proprietary property and information of ICM, Inc., a Kansas corporation (“ICM”), in the design and construction of the Project, and Design-Builder may incorporate proprietary property and information of ICM into the Work Product. Owner’s use of the proprietary property and information of ICM shall be governed by the terms and provisions of the License Agreement between Owner and ICM, attached hereto as Exhibit D, to be executed by such parties in connection with the execution of this Agreement. The preceding last three sentences of this paragraph also apply to Articles 4.3 and 4.4 below.

4.3          Owner’s Limited License Upon Owner’s Termination for Convenience or Design-Builder’s Election to Terminate. If Owner terminates the Project for its convenience as set forth in Article 8 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, Design-Builder shall, then upon Owner’s payment in full of the amounts due Design-Builder under the Contract Documents, vest in Owner a limited license to use the Work Product to complete the Project and subsequently occupy and repair the Project, subject to the following:

.1             Use of the Work Product is at Owner’s sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any “pass through” warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms; and

.2             If the termination for convenience is by Owner or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, then Owner agrees to pay Design-Builder the additional sum of One Million Dollars ($1,000,000.00) as compensation for the limited right to use the Work Product (completed “as is” on the date of termination) in accordance with this Article 4.

4.4          Owner’s Limited License Upon Design-Builder’s Default. If this Agreement is terminated due to Design-Builder’s default pursuant to Section 11.2 of the General Conditions of Contract and (i) it is determined that Design-Builder was in default and (ii) Owner has fully satisfied all of its obligations under the Contract Documents through the time of Design-Builder’s default, then Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s completion and occupancy and repair of the Project. This limited license is conditioned on Owner’s express understanding that its use of the Work Product is at Owner’s sole risk and without liability or legal exposure to any Indemnified Party; provided, however, that any “pass through” warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms. This limited license would grant Owner the ability to repair the Project at Owner’s discretion.

4.5          Owner’s Indemnification for Use of Work Product. If Owner uses the Work Product under any of the circumstances identified in this Article 4, Owner shall defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, liabilities, losses and expenses, including attorneys’ fees, arising out of or resulting from the use of the Work Product; provided, however, that any “pass through” warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms.

Article 5

Contract Time

5.1          Date of Commencement. The Work shall commence within five (5) days of Design-Builder’s receipt of Owner’s written Notice to Proceed (“Date of Commencement”) unless the parties mutually agree otherwise in writing. The parties agree that a valid Owner’s Notice to Proceed cannot be given until: 1) Owner has title to the real estate on which the project will be constructed; 2) a Letter of Commitment for all necessary financing to construct the project is received; 3) the Phase I and Phase II site work required of Owner, as described in Exhibit ”C” is completed along with Phase II redline drawings; however, Design-Builder will consider accepting Owner’s Notice to Proceed after the site is graded and the road/laydown is completed and rocked; 4)  the air permit(s) and/or other applicable local, state or federal permits necessary so that construction can begin, have been obtained; 5) it appears reasonable that financial close on the Letter of Commitment will occur within sixty (60) days of the issuance of said Notice to Proceed; and 6) Owner shall execute a sales tax exemption certificate and provide to Design-Builder. Design-Builder must receive a valid Owner’s Notice to Proceed within 270 days of the signing of this Agreement; otherwise, the Contract Price referred to in Section 6.1 is subject to a price increase.

5.2          Substantial Completion and Final Completion

5.2.1       Substantial Completion of the entire Work shall be achieved no later than four hundred eighty-five (485) calendar days after the Date of Commencement. However, any delays caused by the modification of Owner’s construction air emission permit as referenced in Section 11, are hereby specifically excluded from the 485 calendar days specified in this section.

5.2.2       Interim milestones and/or Substantial Completion of identified portions of the Work shall be achieved as described in Exhibit F. The Scheduled Substantial Completion date will likewise be extended a corresponding amount of days for each day Owner exceeds the deliverable timeframes referred to in Exhibit F.

5.2.3       Final Completion of the Work or identified portions of the Work shall be achieved as expeditiously as reasonably practicable, but not later than sixty (60) days following issuance of the Certificate of Substantial Completion.

5.2.4       All of the dates set forth in this Article 5 (“Contract Time(s)”) shall be subject to adjustment in accordance with the General Conditions of Contract. Specifically, if delays in the Contract Time occur because of delay in the delivery of materials or equipment that is beyond the control of Design-Builder, the Contract Time will be adjusted, without penalty to Design-Builder, pursuant to Sections 8.2.1 and 8.2.2 of the General Conditions of Contract.

5.3          Time is of the Essence. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents.

5.4          Early Completion Bonus.

5.4.1       If Substantial Completion is attained within 470 days after the Date of Commencement, Owner shall pay Design-Builder at the time of Final Payment under Section 7.3  hereof an early completion bonus of $10,000.00 per day, for each day that Substantial Completion occurred in advance of said 470 days.

5.4.2       In all events, payment of said bonus, if applicable, at the time of Final Payment is subject to release of funds by senior lender. If senior lender does not allow release of funds at the time of Final Payment to pay said early completion bonus in full, any unpaid balance shall be converted to an unsecured Promissory Note payable by Owner to Design-Builder, accruing interest at ten percent (10%), as such rate may change from time to time. On each anniversary of the Note, any unpaid accrued interest shall be converted to principal and shall accrue interest as principal thereafter. Owner shall pay said Promissory Note as soon as allowed by senior lender; in any event, the Note, plus accrued interest, shall be paid in full before Owner pays or makes any distributions to or for the benefit of its owners (shareholders, members, partners, etc.). All payments shall be applied first to accrued interest and then to principal.

5.5          Liquidated Damages.

5.5.1       Design-Builder understands that if Substantial Completion is not attained by the Scheduled Substantial Completion Date, Owner will suffer damages which are difficult to determine and accurately specify. Design-Builder agrees that if Substantial Completion is not attained within 500 days after the Date of Commencement due to unexcused delay (delay due to the modification of the construction air emission permit, as referenced in Article 11 and Exhibit G, is specifically considered an excused delay and is therefore not subject to the calculation of liquidated damages), Designer-Builder shall pay Owner Twenty Thousand Dollars ($20,000.00) as liquidated damages for each day that Substantial Completion extends beyond 500 days. Owner, at its discretion, may elect to offset any such liquidated damages from any retainage or any amounts owed by Owner to Design Builder. The liquidated damages provided herein shall be in lieu of all liability for any and all extra costs, losses, expenses, claims, penalties and any other damages, whether special or consequential, and of whatsoever nature incurred by Owner which are occasioned by any delay in achieving Substantial Completion.

5.5.2       Design-Builder’s total aggregate liability for liquidated damages under section 5.5.1, for failure to meet the performance and emission warranties under Article 11, and for liability under Exhibit H, shall be capped at and shall not exceed $10.0 Million.

Article 6

Contract Price

6.1          Contract Price. Owner shall pay Design-Builder in accordance with Article 6 of the General Conditions of Contract the sum of Seventy-six million, six hundred eighty-six thousand three hundred eighty-two and 00/100 Dollars ($76,686,382.00) (“Contract Price”), subject to adjustments made in accordance with the General Conditions of Contract. The Contract Price assumes the use of Wyoming/Montana-sourced coal as the energy source as further described in Exhibit C and referred to in Exhibit A. Owner acknowledges that it has taken no action which would impose a union labor or prevailing wage requirement on Design-Builder, Owner or the Project. The Parties acknowledge and agree that if after the date hereof, a change in Applicable Law or a Governmental Authority acting pursuant to a change in Applicable Law shall require Design-Builder to employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs associated with such labor or wages. Unless otherwise provided in the Contract Documents, the Contract Price is deemed to include all sales, use, consumer and other taxes mandated by applicable Legal Requirements. If Owner directs Design Builder to claim an exemption from such taxes for all or part of the Work (over and above what is generally available under capital equipment exemptions etc), then, subject to Section 7.2 of the General Conditions of Contract, Owner and Design-Builder will enter into a Change Order (pursuant to Article 9 of the General Conditions of Contract) to adjust the Contract Price to pass along any such savings to Owner.

6.2          Markups for Changes. The parties agree that changes shall not occur pursuant to Sections 9.4.1.3 or 9.4.1.4 of the General Conditions of Contract, but may occur pursuant to the other provisions therein.

Article 7

Procedure for Payment

7.0          Payment at Financial Close. As part of the Contract Price, Owner shall pay Design-Builder Five Million Dollars ($5,000,000) as soon as allowed by its organizational documents, the Escrow Agreement and any other relevant agreements or laws as a mobilization fee. Provided, however, that said payment, if not made earlier, shall be paid at Financial Close. Financial Close is defined as Owner executing final loan documents obtaining all necessary financing to construct the project and funds are available to pay disbursements. Said Five Million ($5,000,000) Dollar payment shall be subject to the retainage as provided by Article 7.2.1.

7.1          Progress Payments

7.1.1       Design-Builder shall submit to Owner on the twenty-fifth ( 25th ) day of each month, beginning with the first month after the Date of Commencement, Design-Builder’s Application for Payment in accordance with Article 6 of the General Conditions of Contract.

7.1.2       Owner shall make payment within ten (10) days after Owner’s receipt of each properly submitted and accurate Application for Payment in accordance with Article 6 of the General Conditions of Contract, but in each case less the total of payments previously made, and less amounts properly withheld under Section 6.3 of the General Conditions of Contract.

7.2          Retainage on Progress Payments

7.2.1       Owner will retain ten percent ( 10%) of each payment provided, however, that when fifty percent (50%) of the Work ($38,343,191.00 aggregate payment) has been completed by Design-Builder, Owner will not retain any additional amounts from Design-Builder’s subsequent payments, unless there is less than $3,834,319.10 total retainage. Owner will also reasonably consider reducing retainage for Subcontractors completing their work early in the Project.

7.2.2       Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, pursuant to Section 6.6 of the General Conditions of Contract, Owner shall release to Design-Builder all retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion, provided that such payment shall only be made if Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A.

7.3          Final Payment. Design-Builder shall submit its Final Application for Payment to Owner in accordance with Section 6.7 of the General Conditions of Contract. Owner shall make payment on Design-Builder’s properly submitted and accurate Final Application for Payment within thirty (30) days after Owner’s receipt of the Final Application for Payment, provided that Design-Builder has satisfied the requirements for final payment set forth in Section 6.7.2 of the General Conditions of Contract and Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A.

7.4          Interest. Payments which are due and unpaid by Owner to Design-Builder, whether progress payments or final payment, shall bear interest commencing five (5) days after payment is due at the rate of eighteen percent (18%) per annum.

7.5          Record Keeping and Finance Controls. With respect to changes in the Work performed on a cost basis by Design-Builder pursuant to the Contract Documents, Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of three (3) years after Final Payment, Owner and Owner’s accountants shall be afforded access from time to time, upon reasonable notice, to Design-Builder’s records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to changes in the Work performed on a cost basis in accordance with the Contract Documents, all of which Design-Builder shall preserve for a period of three (3) years after Final Payment.

Article 8

Termination for Convenience

8.1          Upon ten (10) days’ written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:

.1             All Work executed, and for proven loss, cost or expense in connection with the Work;

.2             The reasonable costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Subcontractors and Design Consultants; and

.3             Overhead and profit margin in the amount of fifteen percent ( 15%) on the sum of items .1 and .2 above, except that overhead and profit shall not be due regarding amounts due in settlement of terminated contracts with subcontractors and design consultants.

8.2          In addition to the amounts set forth in Section 8.1 above, Design-Builder shall be entitled to receive all retainage withheld by Owner.

8.3          If Owner terminates this Agreement pursuant to Section 8.1 above and proceeds to design and construct the Project through its employees, agents or third parties, Owner’s rights to use the Work Product shall be as set forth in Section 4.3 hereof.

Article 9

Representatives of the Parties

9.1          Owner’s Representatives

9.1.1       Owner designates the individual listed below as its Senior Representative (“Owner’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract:  (Identify individual’s name, title, address and telephone numbers)

TBD

9.1.2       Owner designates the individual listed below as its Owner’s Representative, which individual has the authority and responsibility set forth in Section 3.4 of the General Conditions of Contract:  (Identify individual’s name, title, address and telephone numbers)

TBD

9.2          Design-Builder’s Representatives

9.2.1       Design-Builder designates the individual listed below as its Senior Representative (“Design-Builder’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract:  (Identify individual’s name, title, address and telephone numbers)

Roland “Ron” Fagen, CEO and President

501 W. Highway 212

P.O. Box 159

Granite Falls, MN 56241

Telephone:  (320) 564-3324

9.2.2       Design-Builder designates the individual listed below as its Design-Builder’s Representative, which individual has the authority and responsibility set forth in Section 2.1.1 of the General Conditions of Contract:  (Identify individual’s name, title, address and telephone numbers)

Aaron Fagen

Chief Operating Officer

501 W. Highway 212, PO Box 159

Granite Falls, MN 56241

Telephone:  (320) 564-3324

Article 10

Bonds and Insurance

10.1        Insurance. Design-Builder shall procure in accordance with Article 5 of the General Conditions of Contract the following insurance coverage: A certificate of insurance will be provided prior to starting construction. Policy limits shall be as follows:

Commercial General Liability:

General Aggregate	$2,000,000
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000

Automobile Liability:
Combined Single Limit	$1,000,000

Excess Liability – Umbrella Form
Each Occurrence	$20,000,000
Aggregate	$20,000,000

Workers Compensation and Employers’ Liability:
Statutory Limits:
Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000

Contractor’s Professional Liability Coverage:
Per Claim	$5,000,000
Aggregate	$5,000,000

Owner shall provide the following within 10 days of Design-Builder’s receipt of Owner’s Notice to Proceed:

•              Owner shall obtain a builder’s risk policy naming Owner as the insured, with Design-Builder as additional insured, in an amount not less than the Contract Price.

•              Owner shall also obtain Boiler and Machinery Insurance protecting Owner, Design-Builder, Design Consultants, Subcontracts and Subcontractors.

•              In addition, Owner shall obtain terrorism coverage as described by the Terrorism Risk Insurance Act of 2002.

Article 11

Other Provisions

11.1        Other provisions, if any, are as follows:

•      Performance Guarantee:  The Design-Builder guarantees the Criteria listed in Exhibit A. If there is a performance shortfall, Design-Builder will pay all design and construction costs associated with making the necessary corrections. Design-Builder retains the right to use its sole discretion in determining the method to remedy any performance related issues.

•      If Owner, for whatever reason, prevents Design-Builder from demonstrating the Performance     Guarantee Criteria within 30 days of Design-Builder’s notice that the Project is ready for Performance Testing, Design-Builder is thereby deemed to have fulfilled all of its Performance Guarantee obligations listed in Exhibit A.

•      Price Guarantee:  The Design-Builder guarantees the Contract Price for the Work delineated by the Contract Documents. Any and all price increases would require, in addition to Owner’s approval, the approval of Owner’s senior lender.

•      Winter Construction:  Owner shall have no responsibility for any winter construction related activities including, but not limited to, special material costs, sheltering, heating, and equipment rental, except that Owner shall pay all the reasonable costs incurred for frost removal including, but not limited to, equipment costs, equipment rental costs, and associated labor costs so that winter construction can proceed.

•      Design-Builder shall obtain or cooperate in obtaining a performance bond if such a bond is requested by Owner. If the bond is obtained by Design-Builder, Owner shall pay Design-Builder for the cost of the bond, plus pay Design-Builder a fee of 7.5%, said fee calculated by multiplying 7.5% on the cost of the bond. If purchased by Owner, Owner shall pay all costs of obtaining the bond.

•      Design-Builder warrants that within six (6) months following the date of Substantial Completion, the atmospheric emissions of the ethanol plant, taken as a whole, when operating at nameplate capacity meeting all performance guarantee criteria listed in Exhibit A (including but not limited to the drying of all DDGS to produce 11% moisture DDGS), shall meet the requirements of a “synthetic minor source” of air pollutants (1) as currently prescribed, as of the date hereof, by the State of Minnesota Pollution Control Agency and (2) as necessary to maintain its designation and status as a “synthetic minor source” for purposes of the federal Clean Air Act and associated regulations adopted by the U.S. Environmental Protection Agency as currently prescribed as of the date hereof. Verification shall be provided by a written report from Design-Builder. If this warranty is not met, Design-Builder will pay all design, engineering, equipment, labor and construction costs associated with making the necessary corrections in order to meet the warranty, subject to Exhibit G. Design-Builder retains the right to use its sole discretion in determining the method to remedy the warranty related issues, subject to commercial reasonableness.

•      Owner acknowledges that Owner’s current air emission permit may require modifications prior to Design-Builder being able to construct certain process equipment and emission control devices. Construction or Equipment ordering delays due to such modification are the responsibility and expense of Owner as follows: (1) Owner shall be solely responsible for its own costs and expenses incurred by such delay, including attorneys fees; (2) Owner will issue Design-Builder a Change Order (pursuant to Article 9 of the General Conditions of Contract) for the time adjustment(s) necessitated by such delay and to reimburse Design-Builder for price increases on equipment (at cost) or increases in subcontractor costs necessitated by such delay. If such delay would require Design-Builder to demobilize and remobilize, Design-Builder and Owner will share in such costs under an agreed-upon in good faith Change Order issued pursuant to Article 9 of the General Conditions of Contract

•      To the fullest extent permitted by law, Owner hereby agrees to indemnify, defend and hold harmless Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents, from and against any and all claims, losses, damages, liabilities and expenses incurred as a result of third party claims or actions brought against such indemnified party (other than claims or actions brought by any such indemnified party), including attorneys’ fees and expenses, arising out of or resulting from such modification to Owner’s current air emission permit.

•      Subject to Section 10.5.2 of the General Conditions of Contract, Owner agrees that Design-Builder shall not be liable for any consequential losses or damages resulting Owner’s requirement to modify its existing construction air emission permit, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing.

In executing this Agreement, Design-Builder represents that it has the necessary financial resources to fulfill its obligations under this Agreement and has the necessary corporate approvals to execute this Agreement and perform the services described herein. Owner represents that it has the necessary organizational approvals to execute this Agreement; that Owner is seeking financing for the project and that Owner agrees to keep Design-Builder informed of Owner’s progress in obtaining commitments for and closing on such financing.

OWNER:	DESIGN-BUILDER:

Heron Lake BioEnergy, LLC	Fagen, Inc.
(Name of Owner)	(Name of Design-Builder)

(Signature)	(Signature)

Roland “Ron” Fagen

(Printed Name)	(Printed Name)

CEO and President
(Title)	(Title)

Date:

Date:

EXHIBIT A

Performance Guarantee Criteria

Table 1

Criteria	Specification	Testing Statement	Documentation
Plant Capacity – fuel grade ethanol	Operate at a rate of 50 million gallons per year of denatured fuel grade ethanol meeting the specifications of ASTM 4806 based on 353 days of operation per calendar year and 4.76% denaturant.	Seven day performance test	Production records and a written report by Design-Builder.

Dried Distillers Grains with Solubles (DDGS)	Dry all DDGS to produce 11% moisture DDGS	Seven day performance test	Production records and written analysis by Design-Builder.

Corn to Ethanol Conversion ratio; [***]	Not be less than 2.80 denatured gallons of ethanol per bushel (56#) of corn	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Electrical Energy (guarantee subject to adjustment per Exhibit G).	0.95 kWh per denatured gallon of fuel grade ethanol [***]	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Coal (Powder River Coal Company’s North Antelope Mine, located in Gillette, Cambell County, Wyoming).	Shall not exceed 37,000 Btu per denatured gallon of fuel grade ethanol. (This Performance Criteria relates to production of ethanol and excludes any energy usage that may occur for drying corn.)	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Process Water Discharge	Zero gallons under normal operations	Process discharge meter	Control System reports

DISCLAIMER:  Owner’s failure to materially comply with the operating procedures issued by ICM, Inc./Fagen, Inc. shall void all performance guaranties and warranties set forth in this Design-Build Agreement.

Owner understands that the startup of the plant requires resources and cooperation of the Owner, vendors and other suppliers to the project.  Design-Builder disclaims any liability and Owner indemnifies Design-Builder for non-attainment of the Performance Guarantee Criteria directly or indirectly caused by material non-performance or negligence of third parties not retained by Design-Builder.  Owner should expect the plant to experience more downtime with coal-fired equipment than natural gas fired equipment, provided the attainment of the Plant Capacity Specification Guarantee shall still be met.

EXHIBIT B

General Project Scope

Construct a 50 million-gallon per year (MGY) coal-fired ethanol plant near Heron Lake, Minnesota.  The plant will grind approximately 17.9 million bushels per year to produce approximately 50 MGY year of fuel grade ethanol denatured with five percent gasoline.  The plant will also produce approximately 160,750 tons per year of 11% moisture dried distillers grains with solubles (DDGS), and approximately 151,250 tons per year of raw carbon dioxide (CO2) gas.

Delivered corn will be dumped in the receiving building.  The receiving building will have two truck grain receiving bays and a rail receiving bay, including an underground conveyor from the rail pit to the second truck receiving bay both of which share a common receiving leg.  Said receiving building shall have sufficient height to accommodate end-dump trailers.  There will be two 14’ x 100’ scales for the truck drivers to drive onto for weigh-in and weigh-out located near the administration building.  The trucks will be weighed and sampled, then drive to the receiving building, dump the grain, then proceed to the second scale and obtain a final weight ticket from the scale operator.  The trucks will not be required to move during the unloading process in the receiving building.  Maximum truck dump time is ten minutes.  Two independent 15,000-bushel legs will lift the corn to one of two 250,000 — bushel concrete storage bins or corn day bin.  A dust collection system will be installed on the grain receiving system to limit particulate emissions as described in the Air Quality Permit application.

Ground corn will be mixed in a slurry tank, routed through a pressure vessel and steam flashed off in a flash vessel.  Cooked mash will continue through liquefaction tanks and into one of the fermenters.  Simultaneously, propagated yeast will be added to the mash as the fermenter is filling.  After batch fermentation is complete, the beer will be pumped to the beer well and then to the beer column to vaporize the alcohol from the mash.

Alcohol streams are purified in the rectifier column and the side stripper, and dehydrated in the molecular sieve system.  Two hundred proof alcohol is pumped to the tank farm day tank and blended with five percent natural gasoline as the product is being pumped into one of two 1,200,000 gallon final storage tanks.  One loading facility for truck and two loading facilities for rail cars will be provided and are supplied by three loadout pumps rated at 3600 gallons per minute.  The loading facility is sized to allow loading of 75 car unit trains of ethanol.  Emissions from the rail and truck loading is controlled by a flare.  Tank farm tanks include:  one tank for 190 proof storage, one tank for 200 proof storage, one tank for denaturant storage and two 1,200,000 gallon tanks for denatured ethanol storage.

Corn mash from the beer column is dewatered in the centrifuge(s).  The solids, called wet cake are conveyed to the dryer system. The liquid, called thin stillage is routed to the evaporators where moisture is removed.  The wet cake and syrup are routed to the steam tube drying system.  The exhaust from the steam tube drying system will be routed as combustion air to the coal combustor.

A modified wet or wet cake pad is located along side the DDGS dryer building to divert modified wet or wet cake to the pad when necessary such as start up or for limited production of modified wet or wet cake for sales.  DDGS is pneumatically conveyed to flat storage in the DDGS storage building.  DDGS is transferred to the bulk storage silo with the in-floor conveyor system.  The bulk storage silo has a capacity of approximately 4,000 tons of DDGS.  An approximately 225 ton per hour capacity unloader is used to transfer the

DDGS from the DDGS bulk storage silo through the approximately 10,600 bushel per hour capacity bulk weigh system and into railcars or trucks via telescopic spouts.  The system will simultaneously load two railcars with DDGS.

Steam will be generated in a waste heat boiler driven by the flue gases from the coal combustor.  Since the dryer exhaust is routed to the coal combustor for combustion air, the coal combustor destroys VOCs and acts like a Thermal Oxidizer.  The combustion air is routed in such fashion that it also fluidizes a sand bed in which the coal is introduced to combust.  The combustor requires natural gas or propane for start up.  To achieve emission constraints, limestone will be metered in with the coal to react with sulfur.  The layout of the combustor, boiler, and economizer are intended to provide drop out points for fly ash.  The final item in the layout before the induced draft fan is a dust collector.  All ash exiting the system will exit as fly ash.  Both fly ash and limestone silos are included.  The fly ash and limestone silos have nominal storage capacities of seven days.

Coal, received by truck delivery, will be stored in two silos with a combined storage capacity of seven days.  At the outlet of each coal silo, coal will be sized (3/4” minus) and limestone added before being routed to the coal feeder bunkers.  The coal combustor will also utilize anhydrous ammonia for NOx emission reduction.  A CEMS (Continuous emission monitoring system) is included.

Fresh water for the boilers, cooking, cooling tower and other processes will be obtained from the Owner supplied water pretreatment system.  Boiler water conditioned in regenerative softeners will be pumped through a deaerator scrubber and into a deaerator tank.  Appropriate boiler chemicals will be added as preheated water is sent to the boiler.

The process will be cooled by circulating water through heat exchangers, a chiller, and a cooling tower.

The design includes a compressed air system consisting of air compressor(s), a receiver tank, pre-filter, coalescing filter, and double air dryer(s).

The design also incorporates the use of a clean-in-place (CIP) system for cleaning cook, fermentation, distillation, evaporation, centrifuges, and other systems.  Fifty percent caustic soda is received by truck and stored in a tank.

Under normal operating circumstances, the plant will not have any wastewater discharges that have been in contact with corn, corn mash, cleaning system, or contact process water.  An ICM/Phoenix Bio-Methanator will reduce the BOD in process water allowing complete reuse within the plant.  The plant will have blowdown discharges from the cooling tower and may have water discharge from any water pre-treatment processes.  Owner shall provide on-site connection to sanitary sewer or septic system.

Most plant processes are computer controlled by a Siemens/Moore APACS distributed control system with graphical user interface and three workstations.  The process control room control console will have dual monitors to facilitate operator interface between two graphics screens at the same time.  Additional programmable logic controllers (PLCs) will control certain process equipment.  Design Builder provides lab equipment.

The cooking system requires the use of anhydrous ammonia, and other systems require the use of sulfuric acid.  Therefore, a storage tank for ammonia and a storage tank for acid will be on site to provide the quantities necessary.  The ammonia storage requires that plant management implement and enforce a Process Safety Management (PSM) program.  The plant design may require additional programs to ensure safety and to satisfy regulatory authorities.

NOTE:  Exhibit B is a general description of the plant’s basic operation.  Not all equipment and equipment sizes quoted may be used on every plant.  Site specific equipment and equipment sizes will be determined during each plant’s final design.

EXHIBIT C

Owner’s Responsibilities

The Owner shall perform and provide the permits, authorizations, services and construction as specifically described hereafter:

1)              Land and Grading – Owner shall provide a site near or in Heron Lake, MN. Owner shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence to allow Design-Builder to perform including, but not limited to, proper zoning approvals, building permits, elevation restrictions, soil tests, and water tests. The site shall be rough graded per Design-Builder specifications and be +/- three inches of final grade including the rough grading for Site roadways.  The site soils shall be modified as required to provide a minimum allowable soil bearing pressure as described in Table 1.

Other items to be provided by the Owner include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the Design-Builder, layout of the property corners including two construction benchmarks, Soil Borings and subsequent Geotechnical Report describing recommendation for Roads, foundations and if required, soil stabilization/remediation, land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water system with hydrants and plant water main branches taken from the system to be within five feet of the designated building locations, all tanks, motors and other equipment associated with or necessary to operate the fire water loop and associated systems, plant roads as specified and designed for the permanent elevations and effective depth, “construction” grading plan as drawn (including site retention pond), plant water well and associated permit(s).  Owner shall also provide the final grading, seeding and mulching, and site fencing at the site.

Owner is encouraged to obtain preliminary designs/information and estimates of the cost of performing all Owner required permits and services as stated in this Exhibit C.  Specifically, the cost of the fire water systems (including associated fire water pumps, required tank, building (if required), sprinklers, and all other equipment and materials associated with the fire water delivery systems) is estimated being in excess of $1,000,000.  The requirements of each state and the decisions of each Owner will increase or decrease the actual cost.

The Owner’s required activities related to site preparation for construction are to be divided into Phase I and Phase II activities as described below:

Deliverables by Owner prior to start of Phase 1 Civil Design:

Procure Boundary & Topographic Survey (to one foot contours)

Procure Soil Borings and Geotechnical Report with recommendations (at Design-Builder’s requested locations and depth)

Phase 1 (Deliverable Site):

Design-Builder provides engineering services to develop these items:

1.               Final Plant Layout with FFE and Top of Road Elevations

2.               Final Cut/Fill Quantity Calculations

3.               Grading and Erosion Control Plan

4.               Clear & Grubbing Plan - graded to +/- 3” of subgrade

Subgrade is defined as 1’ below proposed Building FFE and Administration Building FFE and 20” to 30” (based on rail designer input) below top of rail for the rail spurs.  Subgrade for the in-plant roads will be determined upon recommendations from the geotechnical engineer (12” to 24” below final top of road)

*Owner shall prepare site according to Design-Builder’s engineering plans for the above items.

Plant Access Road and all in-plant roads (which will act as base for final roadway system)

Soil Stabilization

Site Grading

Replacement Fill

Construction Layout (parking, laydown, access areas, temp. drainage and temp. facilities)

Storm Water Drainage & Detention

Phase 2 Site Work (Final Civil Design Plans):

Design-Builder provides engineering services to develop these items:

Site Utilities (Within Property Line):

1. Sanitary Sewer System

2. Potable Water Supply and Distribution

3. Process Water Supply and Distribution

4. Gas Supply and Distribution

5. Fire Loop and Fire Protection System

6. Site Electric

7. Site Natural Gas/Propane

Wells and Well Pumps (supply of sufficient quantity for construction activities)

Minimum 3 Phase, 480 Volt, 1,000 KVA Electrical Power Available for Construction at two locations (at Design-Builder’s requested location)

Design/Builder shall be reimbursed on a “Time & Material” basis for any management of these Owner requirements and any design engineering requested by the Owner not otherwise required to be provided by Design-Builder pursuant to this Agreement.

2)              Permits - Owner shall obtain all Operating Permits including, but not limited to, air quality permits, in a timely manner to allow startup of the plant as designed by Design-Builder.  Owner shall obtain all testing and site inspections required to secure the necessary operating permits.

3)              Storm Water Runoff Permit – Owner shall obtain the construction storm – water runoff permit, permanent storm-water runoff permit, and the erosion control/land disturbance permit.

4)              Minnesota Pollutant Elimination Discharge Permit – Owner shall obtain a permit to discharge cooling tower water and reverse osmosis (“R.O.”) reject water and any other waste water directly to a designated waterway or other location Owner shall supply the discharge piping to transport to the designated waterway or other location.

5)              Natural Gas, Propane, Coal Supply and Ash Disposal Agreements – Owner shall procure and supply a supply of natural gas or propane for the preheat and start up of the coal combustor.  For the coal combustor, two separate gas burners will require natural gas or propane:  the underbed air preheater rated for 20 mmbtu/hr and the overfire air preheater rated for 50 mmbtu/hr.  Consumption will start at approximately 30 % of the total rating and be ramped up to maximum over a nominal 8 hr period, depending on the starting temperature.  Minimum demand will be 21 mm btu/hr and ramp up to a maximum of 70 mm btu/hr.  Owner shall provide all natural gas and/or propane piping to the use points and supply meters, regulators, and vaporizers to provide burner tip pressures as specified by Design-Builder.  Owner shall also supply a digital flowmeter on-site with appropriate output for monitoring by the plant’s computer control system.

The coal combustor design will be based on typical analysis of coal provided by owner, which to date is from the Powder River Coal Company’s North Antelope mine located in Gillette, Cambell County, Wyoming.  Planned emission control is to mix limestone with the coal, as the sulfur content is .24%.  The as received heat value is 8,800 btu/lb, and the expected consumption will be 300 tons/day at the 50 mm gpy production rate.  Procurement and supply of coal and limestone will be the responsibility of the owner.

Ash is noted to be 5.3%, so a nominal 18 tons/day of ash will need to be removed from the site each day.  All ash is removed from the system as fly ash.  Disposal will be at owner’s responsibility.

6)              Electrical Service – (1) The Owner is responsible to secure continuous service from an energy supplier to serve the facility.  The service from the energy supplier shall be of sufficient size to provide at a minimum 10 MW of electrical capacity to the site.  (2) The Owner is responsible for procurement, installation and maintenance of the site distribution system, including but not limited to the required substation and all associated distribution lines, switchgear, sectional cabinets, distribution transformers, transformer pads, etc.  An on-site primary digital meter is also to be supplied for monitoring of electrical usage and demand.  This meter must have the capability to be monitored via a telephone line or other electrical signal.  (3) The responsibility of the Design-Builder starts at the secondary electrical terminals of the site distribution system transformers that have been installed by Owner (i.e., the 480 volt terminals for the process building transformers; the 480 volt terminals for the energy center transformers; the 480 volt terminals for the grains transformer; the 480 volt terminals for the pumphouse transformer; and the 4160 volt terminals for the chiller transformer; and the 4160 volt terminals of the thermal oxidizer transformer).  (4) The site distribution system requirements, layout, and meters are to be determined jointly by the Owner, the Design-Builder and the energy supplier.

Design-Builder will be providing soft start motor controllers for all motors greater than 150 horsepower and where demanded by process requirements.  Owner is encouraged to discuss with its electrical service supplier whether additional soft start motor controllers are advisable for this facility and such can be added, with any increased cost being an Owner’s cost.

Design-Builder will provide power factor correction to 0.92 lagging at plant nameplate capacity.  Owner is encouraged to discuss with its electrical service supplier any requirements for power factor correction above 0.92 lagging.  Additional power factor correction can be added with any increased cost being an Owner’s cost.

7)              Water Supply and Service Agreement – Owner shall supply on-site process wells or other water source capable of providing a quantity of water which includes process water, R.O. feed water, cooling tower make-up water, of a quality which will allow discharges to comply with NPDES limits.  Owner should consider providing a redundant supply source.  Design-Builder shall provide the standard zeolite water softener system.  Any increased costs incurred for another water treatment system if water does not meet the quality requirements shall be the responsibility of the Owner.  Owner will supply one process fresh water supply line terminating within five (5) feet of the point of entry designated by Design-Builder, one potable supply line terminating within five (5) feet of the process building at a point of entry designated by Design-Builder, and one potable supply line to the administration building at a point of entry designated by administration building contractor.

Owner is advised that most projects require a water pre-treatment system.  Such system is an Owner’s cost and Owner is advised that the purchase and installation cost of such water pre-treatment system may exceed $2,000,000.  Owner is also advised that such systems may be leased if Owner desires to avoid the costs of owning such a system.

8)              Wastewater Discharge System, Permits and/or Service Agreement – Owner shall provide the discharge piping, septic tank and drainfield system or connect to municipal system as required for the sanitary sewer requirements of the Plant.  These provisions shall comply with all federal, state, and local regulations, including any permitting issues.

9)              Roads and Utilities – Owner shall provide and maintain the ditches and permanent roads, including the gravel, pavement or concrete, with the roads passing standard compaction tests.  (Design-Builder will maintain aggregate construction roads during construction of the Plant and will return to original pre-construction condition prior to Owner completing final grade and surfacing.)

Except as otherwise specifically stated herein the Owner shall install all utilities so that they are within five (5) feet of the designated building/structure locations.

10)        Administration Building – The administration building – one story free standing, office computer system, telephone system, office copier and fax machine and office furniture and any other office equipment and personal property for the administration building shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

11)        Maintenance and Power Equipment – The maintenance and power equipment as described in Table 2 and any other maintenance and power equipment as required by the plant or desired by Owner shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

12)        Railroads – Owner is responsible for any costs associated with the railroads including, but not limited to, all rail design and engineering and construction and Design-Builder shall have no responsibility in regards thereto.

13)        Drawings – Owner shall supply drawings to Design-Builder of items supplied under items 10) and 12) and also supply Phase II redline drawings.

14) Fire Protection System – Fire protection system requirements vary by governmental requirements per location and by insurance carrier requirements.  Owner is responsible to provide the required fire protection system for the Plant.  This may include storage tanks, pumps, underground fire water mains, fire hydrants, foam or water monitor valves, sprinkler systems, smoke and heat detection, deluge systems, or other provisions as required by governmental codes or Owner’s insurance carrier’s fire protection criteria.  Design-Builder will provide assistance to the Owner on a “Time & Material” basis for design and/or construction of the Fire Protection Systems required for the plant.

Table 1 Minimum Soil Bearing Pressure – Responsibility of Owner

Description	Required Allowable Soil Bearing Pressure (pounds per square foot)
Grain Storage Silos	8,000
Cook Water Tank	3,500
Methanator Feed Tank	3,500
Liquifaction Tank #1	3,500
Liquifaction Tank #2	3,500
Coal Combustor	4,000
Coal Surge Silo #1	6,000
Coal Surge Silo #2	6,000
Boiler	4,000
Dust Collector	3,500
Fermentation Tank #1	4,000
Fermentation Tank #2	4,000
Fermentation Tank #3	4,000
Fermentation Tank #4	4,000
Beerwell	4,000
Whole Stillage Tank	3,500
Thin Stillage Tank	3,500
Syrup Tank	3,500
190 Proof Day Tank	3,000
200 Proof Day Tank	3,000
Denaturant Tank	3,000
Fire Water Tank	3,000
Denatured Ethanol Tank #1	4,000
Denatured Ethanol Tank #2	4,000
All Other Areas	3,000

Table 2 Maintenance and Power Equipment – Responsibility of Owner

Description	Additional Description
Spare Parts	Spare parts Parts bins Misc. materials, supplies and equipment

Shop supplies and equipment

One shop welder
One portable gas welder
One plasma torch
One acetylene torch
One set of power tools
Two sets of hand tools with tool boxes
Carts and dollies
Hoists (except centrifuge overhead crane)
Shop tables
Maintenance office furnishings & supplies
Fire Extinguishers
Reference books
Safety manuals
Safety cabinets & supplies, etc.

Rolling stock	Used 1 ½ yard front end loader New Skid loader Used Fork lift Used Scissors lift, 30 foot Used Pickup truck Track Mobile

EXHIBIT D

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is entered into and made effective as of the             day of                                             , 2005 (“Effective Date”) by and between Heron Lake BioEnergy, LLC, a limited liability company (“OWNER”), and ICM, Inc., a Kansas corporation (“ICM”).

WHEREAS, OWNER has entered into that certain Design-Build Lump Sum Contract dated September 28, 2005 (the “Contract”) with Fagen, Inc., a Minnesota corporation (“Fagen”), under which Fagen is to design and construct a 50 million gallon per year ethanol plant for OWNER to be located in or near Heron Lake, Minnesota (the “Plant”);

WHEREAS, ICM has granted Fagen the right to use certain proprietary technology and information of ICM in the design and construction of the Plant; and

WHEREAS, OWNER desires from ICM, and ICM desires to grant to OWNER, a license to use such proprietary technology and information in connection with OWNER’s ownership and operation of the Plant, all upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties, in consideration of the foregoing premises and the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:

1.               ICM grants to OWNER a limited license to use the Proprietary Property (hereinafter defined) solely in connection with the design, construction, operation, maintenance and repair of the Plant, subject to the limitations provided herein (the “Purpose”).  In the event OWNER fails to pay to Fagen all amounts due and owing Fagen under the Contract or the Contract is terminated for any reason prior to the substantial completion of the Plant, ICM may terminate the limited license granted to OWNER herein upon written notice to OWNER.

2.               The “Proprietary Property” means, without limitation, documents, Operating Procedures (hereinafter defined), materials and other information that are furnished by ICM to OWNER, whether directly or indirectly through Fagen, in connection with the Purpose including, without limitation, the design, arrangement, configuration, and specifications of (i) the combinations of distillation, evaporation, and alcohol dehydration equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping, valves and associated electronic control equipment) and all documents supporting those combinations; (ii) the combination of the distillers grain drying (DGD), and heat recovery steam generation (HRSG) equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping and associated electronic control equipment) and all documents supporting those combinations; and (iii) the computer system, known as the distributed control system (DCS and/or PLC) (including, but not limited to, the software configuration, programming, parameters, set points, alarm points, ranges, graphical interface, and system hardware connections) and all documents supporting that system.

The “Operating Procedures” means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other information prescribed by ICM from time to time concerning the Purpose.  Proprietary Property shall not include any information or materials that OWNER can demonstrate by written documentation:  (i) was lawfully in the possession of OWNER prior to disclosure by ICM; (ii) was in the public domain prior to disclosure by ICM; (iii) was disclosed to OWNER by a third party other than Fagen having the legal right to possess and disclose such information or materials; or (iv) after disclosure by ICM comes into the public domain through no fault of OWNER or its directors, officers, employees, agents, contractors, consultants or other representatives (hereinafter collectively referred to as “Representatives”).  Information and materials shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

3.               OWNER shall not use the Proprietary Property for any purpose other than the Purpose.  OWNER shall not use the Proprietary Property in connection with any expansion or enlargement of the Plant.

4.               OWNER’s failure to materially comply with the Operating Procedures shall void all guarantees, representations and warranties, whether expressed or implied, if any, that were given by ICM to OWNER, directly or indirectly through Fagen, concerning the performance of the Plant that ICM reasonably determines are materially affected by OWNER’s failure to materially comply with such Operating Procedures.  OWNER agrees to indemnify, defend and hold harmless ICM, Fagen and their respective Representatives from any and all losses, damages and expenses including, without limitation, reasonable attorneys’ fees resulting from, relating to or arising out of (a) Owner’s or its Representatives’ failure to materially comply with the Operating Procedures  or (b) negligent or unauthorized use of the Proprietary Property.

5.               Any and all modifications to the Proprietary Property by OWNER or its Representatives shall be the property of ICM.  OWNER shall promptly notify ICM of any such modification and OWNER agrees to assign all right, title and interest in such modification to ICM; provided, however, OWNER shall retain the right, at no cost, to use such modification in connection with the Purpose.

6.               ICM has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith.  OWNER will not, directly or indirectly, contest ICM’s ownership of the Proprietary Property.  OWNER’s use of the Proprietary Property does not give OWNER any ownership interest or other interest in or to the Proprietary Property except for the limited license granted to OWNER herein.

7.               OWNER shall pay no license fee or royalty to ICM for OWNER’s use of the Proprietary Property pursuant to the limited license granted to OWNER, the consideration for this limited license is included in the amounts payable by OWNER to Fagen for the construction of the Plant under the Contract.

8.               OWNER may not assign the limited license granted herein, in whole or in part,

without the prior written consent of ICM, which will not be unreasonably withheld or delayed.  Prior to any assignment, OWNER shall obtain from such assignee a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all the terms and provisions of this License Agreement.  Any assignment of this License Agreement shall not release OWNER from (i) its duties and obligations hereunder concerning the disclosure and use of the Proprietary Property by OWNER or its Representatives, or (ii) damages to ICM resulting from, or arising out of, a breach of such duties or obligations by OWNER or its Representatives.  ICM may assign its right, title and interest in the Proprietary Property, in whole or part, subject to the limited license granted herein.

9.               The Proprietary Property is confidential and proprietary.  OWNER shall keep the Proprietary Property confidential and shall use all reasonable efforts to maintain the Proprietary Property as secret and confidential for the sole use of OWNER and its Representatives for the Purpose.  OWNER shall retain all Proprietary Property at its principal place of business and/or the Plant.  OWNER shall not at any time without ICM’s prior written consent, copy, duplicate, record, or otherwise reproduce the Proprietary Property, in whole or in part, or otherwise make the same available to any unauthorized person provided, OWNER shall be permitted to copy, duplicate or otherwise reproduce the Proprietary Property in whole or in part in connection with the Purpose so long as all such copies, duplicates or reproductions are kept at its principal place of business and/or the Plant and are treated the same as any other Proprietary Property.  OWNER shall not disclose the Proprietary Property except to its Representatives who are directly involved with the Purpose, and even then only to such extent as is necessary and essential for such Representative’s involvement.  OWNER shall inform such Representatives of the confidential and proprietary nature of such information and, if requested by ICM, OWNER shall obtain from such Representative a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all of the terms and provisions of this License Agreement relating to the disclosure and use of the Proprietary Property.  OWNER shall make all reasonable efforts to safeguard the Proprietary Property from disclosure by its Representatives to anyone other than permitted hereby.  In the event that OWNER or its Representatives are required by law to disclose the Proprietary Property, OWNER shall provide ICM with prompt written notice of same so that ICM may seek a protective order or other appropriate remedy.  In the event that such protective order or other appropriate remedy is not obtained, OWNER or its Representatives will furnish only that portion of the Proprietary Property which in the reasonable opinion of its or their legal counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that the Proprietary Property so disclosed will be accorded confidential treatment.

10.         OWNER agrees to indemnify ICM for any and all damages (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any unauthorized disclosure or use of the Proprietary Property by OWNER or its Representatives.  OWNER agrees that ICM would be irreparably damaged by reason of a violation of the provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate.  Therefore, ICM shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against OWNER or its Representatives for any unauthorized disclosure or use of the Proprietary Property without the necessity of proving actual monetary loss or posting any bond.  It is expressly understood that the remedy described herein shall not be the exclusive remedy of ICM for any breach of such covenants, and ICM shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such duties or obligations.

11.         The duties and obligations of OWNER under this License Agreement, and all provisions relating to the enforcement of such duties and obligations shall survive and remain in full force and effect notwithstanding any termination or expiration of the Contract or the license granted herein under paragraph 1 or 12.

12.         ICM may terminate the limited license granted to OWNER herein upon written notice to OWNER if OWNER willfully or wantonly (a) uses the Proprietary Property for any purpose, or (b) discloses the Proprietary Property to anyone, in each case other than permitted herein.  Upon termination of the license under paragraph 1 or this paragraph 12, OWNER shall cease using the Proprietary Property for any purpose (including the Purpose) and, upon request by ICM, shall promptly return to ICM all documents or other materials in OWNER’s or its Representatives’ possession that contain Proprietary Property.

13.         The laws of the State of Kansas, United States of America, shall govern the validity of the provisions contained herein, the construction of such provisions, and the interpretation of the rights and duties of the parties.  Any legal action brought to enforce or construe the provisions of this License Agreement shall be brought in the federal or state courts located in Wichita, Kansas, and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts.  In the event the Plant is located in, or OWNER is organized under the laws of, a country other than the United States of America, OWNER hereby specifically agrees that any injunctive or other equitable relief granted by a court located in the State of Kansas, United States of America, or any award by a court located in the State of Kansas, shall be specifically enforceable as a foreign judgment in the country in which the Plant is located, OWNER is organized or both, as the case may be, and agrees not to contest the validity of such relief or award in such foreign jurisdiction, regardless of whether the laws of such foreign jurisdiction would otherwise authorize such injunctive or other equitable relief, or award.  OWNER agrees that the aggregate recovery of OWNER (and everyone claiming by or through OWNER), as a whole, under this License Agreement and the Contract against ICM and ICM’s Representatives, collectively, shall not exceed the amount paid by Fagen to ICM for the issuance of this License Agreement in connection with the Contract.

14.         OWNER hereby agrees to waive all claims against ICM and ICM’s Representatives for any consequential damages that may arise out of or relate to this License Agreement, the Contract or the Proprietary Property whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing.  OWNER further agrees that the aggregate recovery of OWNER and Fagen (and everyone claiming by or through OWNER and Fagen), as a whole, against ICM and ICM’s

Representatives, collectively, for any and all claims that arise out of, relate to or result from this License Agreement, the Proprietary Property or the Contract, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, shall not exceed the amount paid by Fagen to ICM in connection with the OWNER’s project under the Contract.

15. The terms and conditions of this License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral.  Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this License Agreement.  This License Agreement may not be modified or amended at any time without the written consent of the parties.

16. All notices, requests, demands, reports, statements or other communications (herein referred to collectively as “Notices”) required to be given hereunder or relating to this License Agreement shall be in writing and shall be deemed to have been duly given if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the party as set forth below.  Any such Notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally, or as of the third business day following the day sent, if sent by certified mail.  Any party may, at any time, designate a different address to which Notices shall be directed by providing written notice in the manner set forth in this paragraph.

17. In the event that any of the terms, conditions, covenants or agreements contained in this License Agreement, or the application of any thereof, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such term, condition, covenant or agreement shall be deemed void ab initio and shall be deemed severed from this License Agreement.  In such event, and except if such determination by a court of competent jurisdiction materially changes the rights, benefits and obligations of the parties under this License Agreement, the remaining provisions of this License Agreement shall remain unchanged unaffected and unimpaired thereby and, to the extent possible, such remaining provisions shall be construed such that the purpose of this License Agreement and the intent of the parties can be achieved in a lawful manner.

18.  The duties and obligations herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and permitted assigns of the parties hereto.

19. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreement and conditions herein contained.

20. In this License Agreement, where applicable, (i) references to the singular shall include the plural and references to the plural shall include the singular, and (ii) references to the male, female, or neuter gender shall include references to all other such genders where the context so requires.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, the Effective Date of which is indicated on page 1 of this License Agreement.

OWNER:	ICM:

Heron Lake BioEnergy, LLC	ICM, Inc.

By:	By:

Title:	Title:

Date Signed:	Date Signed:

Address for giving notices:	Address for giving notices:

301 N First Street Colwich, KS 67030

EXHIBIT E

START-UP SERVICES TO BE PROVIDED TO OWNER

Start-up services will be provided to Owner as follows: Electrical and instrumentation checkout,  and approximately two (2) weeks of on-site training at the US Energy Partners Plant (USEP) in Russell, Kansas, or other location, such to be provided for project Owner employees, including operators, laboratory personnel, general, plant and maintenance managers.  (Other personnel of the project Owner can be provided such on-site training by separate agreement and as time is available.)  All trainer and costs associated with the trainer, including labor and all training materials will be provided to Owner without cost.  The Owner will be responsible for all travel and related expenses of its employees and the project Owner will pay all wages for its personnel during the training and will cover all other expenses related to the on-site training.  Said training services will include training on computers, lab procedures, field operating procedures, and overall plant section performance expectations.  Two persons shall be provided to lead the Owner during the initialization and start-up of the plant.  The Owner will provide all other personnel and pay all other costs related to start-up of the plant.  Personnel will be maintained on-site by Design-Builder or a subcontractor until all performance testing is complete and accepted by the Owner, unless the Owner fails to execute or allow performance testing within 30 days after receiving a written request from Design-Builder or its subcontractor to begin performance testing or the work on the project work is substantially stopped for any reason for a period of 30 days or more.  Design-Builder or its subcontractor will provide an additional one month on-site support after Substantial Completion start-up of the plant and from date of Substantial Completion start-up will provide six (6) months of off-site technical and operating procedure support by telephone, computer modem, the Internet and email.

Design-Builder shall deliver to Owner all manuals, instructions or other written materials that it receives from equipment manufacturers and suppliers/vendors of equipment.

EXHIBIT F

Work Schedule

OWNER’S RESPONSIBILITIES	NUMBER OF DAYS TO BE COMPLETED AFTER NOTICE TO PROCEED
Notice to Proceed	0
Obtain Builder’s Risk policy in the amount of the Contract Price, obtain Boiler and Machinery Insurance, and obtain Terrorism Coverage per TRIA	[***]
Storm Water Permits Complete	[***]
Natural Gas/Propane Supply Agreements Complete	[***]
Water Supply and Service Agreements Complete	[***]
Risk Insurance Provider Selected/Fire Protection Requirements Known	[***]
NPDES Discharge Point Selected	[***]
Electrical Service	[***]
Water Pre-Treatment System Design Complete	[***]
Wastewater Discharge System Complete	[***]
Operating Permits Complete	[***]
Discharge Permits Complete	[***]
Pumphouse/Water Pre-treatment System Complete	[***]
Fire Protection System Complete	[***]
Administration Building Complete	[***]
Paving (Plant Roads) Complete	[***]
Rail Spur Complete	[***]
Employees Hired and Ready for Training	[***]
Natural Gas Pipeline Complete	[***]

DESIGN-BUILDER’S RESPONSIBILITIES	NUMBER OF DAYS TO BE COMPLETED AFTER NOTICE TO PROCEED
Substantial Completion	485
Final Completion	545

EXHIBIT G

Letter Agreement

to the

Design-Build Lump Sum Agreement

by and between

Heron Lake BioEnergy, LLC (OWNER)

and

Fagen, Inc. (DESIGN-BUILDER)

Dated September 28, 2005

The parties have agreed to the following additions to the above-referenced Agreement:

In the event design, engineering, equipment, labor and construction costs (the “Costs”) are required in order for [***] to be reduced to Owner’s air permit limit, then, as to the amount of such Costs, Owner and Design-Builder agree as follows:

(1)          Design-Builder shall be responsible for [***] to reduce the [***] to [***].  Owner and Design-Builder agree [***] in the responsibility for the Costs required to reduce the [***] from [***] to Owner’s permit limit, such that each party shall be responsible for [***] of those Costs;

(2)          The amount of that portion of [***] required to reduce the [***] from [***] to Owner’s permit limits shall be calculated based on the actual cost of materials and labor plus burden, in addition to any additional jobsite overhead costs, incurred by Design-Builder, with no mark-up applied;

(3)          Owner’s [***] of the Costs under the second sentence of paragraph 1 above will be made at the time and subject to the conditions as provided for in Section 5.4.2 of the Lump Sum Contract regarding payment of any early completion bonus, such that Design-Builder will pay [***] of the Costs at the time they are incurred and due and owing, and Owner will pay its [***]share to Design-Builder at the time and in accordance with the payment terms and conditions described in Section 5.4.2.  As to priority between any early completion bonus payment and payment of Owners [***] share of costs hereunder, Design-Builder shall be reimbursed its [***] share of costs first.

(4)          If the additional work required by this Exhibit G requires additional equipment to [***] from [***] to Owner’s permit limits, then the electrical performance guarantees as provided in Exhibit A shall be subject to commercial reasonable adjustment.

This Agreement shall hereafter constitute part of the Contract Documents.  All other terms and conditions of the Contract Documents shall remain in full force and effect, except as specifically modified by this Agreement.

This Agreement is hereby entered into and effective between the parties as of the 28th day of September, 2005.

IN WITNESS WHEREOF, the undersigned have entered into and agreed to the foregoing Exhibit G- Letter Agreement- to the Design-Build Agreement as of the date first set forth above.

OWNER:		DESIGN-BUILDER:
HERON LAKE BIOENERGY, LLC		FAGEN, INC

By:	By:
Authorized Representative	Authorized Representative

Title:	Title:

EXHIBIT H

Letter Agreement No. 2

to the

Design-Build Lump Sum Agreement

by and between

Heron Lake BioEnergy, LLC (OWNER)

and

Fagen, Inc. (DESIGN-BUILDER)

Dated September 28, 2005

The parties have agreed to the following additions to the above-referenced Agreement:

In the event the design, engineering, equipment, labor and construction costs required in order for Design-Builder to meet its Performance and Emission Guarantees set forth in Article 11 of the Agreement would exceed 10 million dollars (based on supporting documentation provided to Owner), then Owner and Design-Builder agree as follows:

(5)          Owner will consider and accept a commercially reasonable proposal presented by Design-Builder to design and construct a 50 or 100 MGY Gas-fired Dry Grind Ethanol Plant in lieu of the 50 MGY Coal-fired Dry Grind Ethanol Plant described in the Agreement, and the contract price of such ethanol plant shall be $56,619,000 (for 50 mgy) or $98,000,000 (for 100 mgy), as the case may be;

(6)          In consideration of Owner accepting the foregoing proposal, Design-Builder shall be responsible for and agrees to pay [***] of the construction costs of the gas plant including the costs to bring the natural gas line to the site, less the amount of any costs (if any) incurred and paid by Design-Builder in trying to meet its performance and emission guaranty under Article 11 of the Agreement;

(7)          In consideration of Owner accepting the foregoing proposal, Design-Builder will pay for [***] of Owner during the period from when the decision to switch to gas is made to when Owner can deliver a valid notice to proceed to Design-Builder on the gas-fired ethanol plant (which notice shall require among other items that all financing for such plant be secured and available for construction and that Owner have an issued air permit for the gas plant);

(8)          In consideration of Owner accepting the foregoing proposal, Design-Builder hereby agrees to indemnify, defend and hold harmless Owner, its consultants, subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents (including Owner’s legal counsel), from and against any and all claims, losses, damages, liabilities and expenses incurred as a result of third party claims or actions brought against such indemnified party (other than claims or actions brought by any such indemnified party against another indemnified party), including attorneys’ fees and expenses, arising out of or resulting from this Agreement or the switch to a natural-gas fired ethanol plant;

(9)          Design-Builder’s total aggregate liability for liquidated damages under section 5.5.1 of the Design-Build Lump Sum Agreement, for failure to meet the performance and emission warranties under Article 11 of the Design-Build Lump Sum Agreement, [***] shall be capped at and shall not exceed $10.0 Million.

This Agreement shall hereafter constitute part of the Contract Documents.  All other terms and conditions of the Contract Documents shall remain in full force and effect, except as specifically modified by this Agreement.

This Agreement is hereby entered into and effective between the parties as of the 28th day of September, 2005.

This Agreement shall be considered drafted equally by both parties hereto, and shall not be construed for or against either party.

IN WITNESS WHEREOF, the undersigned have entered into and agreed to the foregoing Agreement as of September 29, 2005.

OWNER:		DESIGN-BUILDER:
HERON LAKE BIOENERGY, LLC		FAGEN, INC

By:	By:
Authorized Representative	Authorized Representative

Title:	Title: